Exhibit 22.1
Subsidiary Issuers of Guaranteed Securities

As of November 5, 2025, Bunge Global SA (“Parent Guarantor”) was the unconditional and irrevocable guarantor of the following unsecured registered notes issued by indirect, wholly-owned subsidiaries of Parent Guarantor:

Name of Subsidiary Issuer	State of Formation of Issuer	Description of Registered Notes
Bunge Limited Finance Corp.	Delaware	3.25% Senior Notes due 2026
Bunge Limited Finance Corp.	Delaware	2.00% Senior Notes due 2026
Bunge Limited Finance Corp.	Delaware	3.75% Senior Notes due 2027
Bunge Limited Finance Corp.	Delaware	4.90% Senior Notes due 2027
Bunge Limited Finance Corp.	Delaware	4.10% Senior Notes due 2028
Bunge Limited Finance Corp.	Delaware	4.20% Senior Notes due 2029
Bunge Limited Finance Corp.	Delaware	4.55% Senior Notes due 2030
Bunge Limited Finance Corp.	Delaware	2.75% Senior Notes Due 2031
Bunge Limited Finance Corp.	Delaware	3.20% Senior Notes Due 2031
Bunge Limited Finance Corp.	Delaware	5.25% Senior Notes Due 2032
Bunge Limited Finance Corp.	Delaware	4.65% Senior Notes Due 2034
Bunge Limited Finance Corp.	Delaware	5.15% Senior Notes Due 2035